                       SHATSWELL, MacLEOD & COMPANY, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

                                 83 PINE STREET
                     WEST PEABODY, MASSACHUSETTS 01960-3635
                            TELEPHONE (978) 535-0206
                            FACSIMILE (978) 535-9908


The Board of Directors
Enfield Federal Savings and Loan Association
Enfield, Connecticut

                          INDEPENDENT AUDITORS' REPORT

We have audited the balance sheets of Enfield Federal Savings and Loan Association as of March 31, 2002 and 2001, and the related statements of income, changes in capital accounts and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enfield Federal Savings and Loan Association as of March 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Shatswell, MacLeod & Company, P.C.
                                              SHATSWELL, MacLEOD & COMPANY, P.C.
West Peabody, Massachusetts
May 31, 2002, except for Note 15, as to which
   the date is June 4, 2002

                  ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION
                  --------------------------------------------

                                 BALANCE SHEETS
                                 --------------

                             March 31, 2002 and 2001
                             -----------------------
                                 (In Thousands)
                                  ------------

ASSETS                                                                      2002              2001
------                                                                    --------          --------
Cash and due from banks                                                   $  6,376         $   2,737
Interest-bearing demand deposits with other banks                              159                21
Federal Home Loan Bank overnight deposits                                       --             2,200
Federal funds sold                                                           4,500             6,100
Money market mutual funds                                                    1,437             6,701
                                                                          --------         ---------
           Total cash and cash equivalents                                  12,472            17,759
Investments in available-for-sale securities (at fair value)                36,165            32,004
Federal Home Loan Bank stock, at cost                                          820               820
Loans, net of the allowance for loan losses of $773 as of
   March 31, 2002 and $603 as of March 31, 2001                             80,468            66,372
Premises and equipment, net                                                  1,631             1,520
Other real estate owned                                                         --               270
Accrued interest receivable                                                    395               478
Deferred income taxes                                                          546               309
Cash surrender value of life insurance                                       3,391             3,219
Other assets                                                                   423               188
                                                                          --------         ---------
           Total assets                                                   $136,311         $ 122,939
                                                                          ========         =========

LIABILITIES AND CAPITAL ACCOUNTS
--------------------------------
Deposits:
   Noninterest-bearing                                                    $  3,726         $   2,533
   Interest-bearing                                                        111,272           105,945
                                                                          --------         ---------
           Total deposits                                                  114,998           108,478
Advanced payments by borrowers for taxes and insurance                         266               174
Federal Home Loan Bank advances                                              6,108                --
Other liabilities                                                              587               382
                                                                          --------         ---------
           Total liabilities                                               121,959           109,034
                                                                          --------         ---------
Capital accounts:
   Retained earnings                                                        14,460            13,804
   Accumulated other comprehensive income (loss)                              (108)              101
                                                                          --------         ---------
           Total capital accounts                                           14,352            13,905
                                                                          --------         ---------
           Total liabilities and capital accounts                         $136,311         $ 122,939
                                                                          ========         =========

   The accompanying notes are an integral part of these financial statements.

                  ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

                              STATEMENTS OF INCOME

                   For the Years Ended March 31, 2002 and 2001

                                 (In Thousands)

                                                                                                2002             2001
                                                                                              -------           -------
Interest and dividend income:
   Interest and fees on loans                                                                 $ 5,846           $ 4,968
   Interest and dividends on securities:
     Taxable                                                                                    1,981             2,639
     Tax-exempt                                                                                    40              --
     Dividends on Federal Home Loan Bank stock                                                     41                63
   Interest on federal funds sold, interest-bearing deposits and money
     market mutual funds                                                                          199               440
                                                                                              -------           -------
           Total interest and dividend income                                                   8,107             8,110
                                                                                              -------           -------
Interest expense:
   Interest on deposits                                                                         4,055             4,510
   Interest on advanced payments by borrowers for taxes and insurance                               5                 4
   Interest on Federal Home Loan Bank advances                                                     82              --
                                                                                              -------           -------
           Total interest expense                                                               4,142             4,514
                                                                                              -------           -------
           Net interest and dividend income                                                     3,965             3,596
Provision for loan losses                                                                         200               194
                                                                                              -------           -------
           Net interest and dividend income after provision for loan losses                     3,765             3,402
                                                                                              -------           -------
Noninterest income:
   Service charges on deposit accounts                                                             10                 6
   Gain (loss) on sales of other real estate owned, net                                             8                (6)
   Gain on sales and calls of available-for-sale securities, net                                  104                 1
   Increase in cash surrender value of life insurance policies                                    149               183
   Other income                                                                                   161                94
                                                                                              -------           -------
           Total noninterest income                                                               432               278
                                                                                              -------           -------
Noninterest expense:
   Salaries and employee benefits                                                               1,828             1,691
   Occupancy and equipment expense                                                                495               401
   Federal insurance premiums                                                                      23                21
   Advertising and promotion                                                                       84               110
   Write-down of other real estate owned                                                           22              --
   Other real estate owned expenses, net                                                           11                38
   Professional fees                                                                              135               150
   Data processing expense                                                                        170                95
   Stationery and supplies                                                                         61               100
   Other expense                                                                                  420               415
                                                                                              -------           -------
           Total noninterest expense                                                            3,249             3,021
                                                                                              -------           -------
           Income before income taxes                                                             948               659
Income taxes                                                                                      292               168
                                                                                              -------           -------
           Net income                                                                         $   656           $   491
                                                                                              =======           =======


   The accompanying notes are an integral part of these financial statements.

                  ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

                    STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

                   For the Years Ended March 31, 2002 and 2001
                                 (In Thousands)

                                                                                        Accumulated
                                                                                           Other
                                                                        Retained       Comprehensive
                                                                        Earnings       Income (Loss)       Total
                                                                        --------      ---------------    ---------
Balance, March 31, 2000                                                  $13,313         $  (613)         $12,700
Comprehensive income:
   Net income                                                                491            --               --
   Net change in unrealized holding loss on available-for-sale
     securities, net of tax effect                                          --               714             --
           Comprehensive income                                             --              --              1,205
                                                                         -------         -------          -------
Balance, March 31, 2001                                                   13,804             101           13,905
Comprehensive income:
   Net income                                                                656            --               --
   Net change in unrealized holding gain on available-for-sale
     securities, net of tax effect                                          --              (209)            --
           Comprehensive income                                             --              --                447
                                                                         -------         -------          -------
Balance, March 31, 2002                                                  $14,460         $  (108)         $14,352
                                                                         =======         =======          =======

Reclassification disclosure for the years ended March 31:

                                                                                  2002          2001
                                                                                -------       -------
Net unrealized gains (losses) on available-for-sale securities                  $  (236)      $ 1,148
Reclassification adjustment for realized gains in net income                       (104)           (1)
                                                                                -------       -------
   Other comprehensive income (loss) before income tax effect                      (340)        1,147
Income tax (expense) benefit                                                        131          (433)
                                                                                -------       -------
   Other comprehensive income (loss), net of tax                                $  (209)      $   714
                                                                                =======       =======


Accumulated other comprehensive income (loss) for the years ended March 31, 2002 and 2001 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.

   The accompanying notes are an integral part of these financial statements.

                  ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

                            STATEMENTS OF CASH FLOWS

                   For the Years Ended March 31, 2002 and 2001
                                 (In Thousands)

                                                                                               2002          2001
                                                                                            ---------     ---------
Cash flows from operating activities:
   Net income                                                                                $    656     $    491
   Adjustments to reconcile net income to net cash provided by operating activities:
     Amortization of securities, net                                                               19           15
     Gain on sales and calls of available-for-sale securities, net                               (104)          (1)
     Provision for loan losses                                                                    200          194
     Change in deferred loan origination fees                                                     (38)          21
     Depreciation and amortization                                                                205          161
     Write-down of other real estate owned                                                         22         --
     (Gain) loss on sales of other real estate owned, net                                          (8)           6
     (Increase) decrease in accrued interest receivable                                            83          (15)
     Deferred income tax benefit                                                                 (106)        (102)
     Increase in cash surrender value life insurance policies                                    (149)        (183)
     (Increase) decrease in prepaid expenses and other assets                                    (235)         286
     Increase in accrued expenses and other liabilities                                           205          173
                                                                                             --------     --------

   Net cash provided by operating activities                                                      750        1,046
                                                                                             --------     --------

Cash flows from investing activities:
   Purchases of available-for-sale securities                                                 (45,664)     (13,044)
   Proceeds from sales of available-for-sale securities                                        10,861          398
   Proceeds from maturities of available-for-sale securities                                   30,387       20,666
   Loan originations and principal collections, net                                            (9,950)      (2,581)
   Loan purchases                                                                              (4,149)        --
   Recoveries of loans previously charged off                                                    --             14
   Capital expenditures - premises and equipment                                                 (316)        (683)
   Capitalized expenditures - other real estate owned                                             (70)          (5)
   Proceeds from sales of other real estate owned                                                 167          207
   Proceeds from claim reimbursement - other real estate owned                                   --             15
   Investment in life insurance policies                                                          (23)         (22)
                                                                                             --------     --------

   Net cash provided by (used in) investing activities                                        (18,757)       4,965
                                                                                             --------     --------

Cash flows from financing activities:
   Net increase (decrease) in demand deposits, NOW and savings accounts                         8,910          (28)
   Net increase (decrease) in time deposits                                                    (2,390)       1,476
   Net increase in advanced payments by borrowers for taxes and insurance                          92           30
   Proceeds from Federal Home Loan Bank long-term advances                                      6,200         --
   Principal payments on Federal Home Loan Bank long-term advances                                (92)        --
                                                                                             --------     --------

Net cash provided by financing activities                                                      12,720        1,478
                                                                                             --------     --------

                  ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

                            STATEMENTS OF CASH FLOWS

                   For the Years Ended March 31, 2002 and 2001
                                 (In Thousands)
                                   (continued)

                                                                                              2002          2001
                                                                                            ---------     --------
Net increase (decrease) in cash and cash equivalents                                          (5,287)        7,489
Cash and cash equivalents at beginning of year                                                17,759        10,270
                                                                                            --------      --------
Cash and cash equivalents at end of year                                                    $ 12,472      $ 17,759
                                                                                            ========      ========

Supplemental disclosures:
   Interest paid                                                                            $  4,121      $  4,514
   Income taxes paid                                                                             342           288
   Loans transferred to other real estate owned                                                  124           405
   Loans originated from sales of other real estate owned                                        283          --



   The accompanying notes are an integral part of these financial statements.

                  ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

                          NOTES TO FINANCIAL STATEMENTS

                   For the Years Ended March 31, 2002 and 2001
                             (Dollars in Thousands)


NOTE 1 - NATURE OF OPERATIONS

Enfield Federal Savings and Loan Association (Association) is a federally chartered savings and loan association which was incorporated in 1916 and is headquartered in Enfield, Connecticut. The Association operates its business from four banking offices located in Connecticut. The Association is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Association conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The financial statements of the Association were prepared using the accrual basis of accounting. The significant accounting policies of the Association are summarized below to assist the reader in better understanding the financial statements and other data contained herein.

       USE OF ESTIMATES:

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

       CASH AND CASH EQUIVALENTS:

       For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing demand deposits with other banks, Federal Home Loan Bank overnight deposits, federal funds sold and money market mutual funds.

       SECURITIES:

       Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed on the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

       The Association classifies debt and equity securities into one of two categories: available-for-sale or held-to-maturity. In general, securities may be classified as held-to-maturity only if the Association has the positive intent and ability to hold them to maturity. All other securities must be classified as available-for-sale.

          -- Available-for-sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are not included in earnings but are reported as a net amount (less expected tax) in a separate component of capital until realized.

          -- Held-to-maturity securities are measured at amortized cost in the balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the financial statements.

       Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

       LOANS:

       Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

       Interest on loans is recognized on a simple interest basis.

       Loan origination, commitment fees and certain direct origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield by the interest method. Deferred amounts are recognized for fixed rate loans over the contractual life of the related loans. If the loan's stated interest rate varies with changes in an index or rate, the effective yield used by the Association for amortization is the index or rate that is in effect at the inception of the loan. Home equity line deferred fees are recognized using the straight-line method over the period the home equity line is active, assuming that borrowings are outstanding for the maximum term provided in the contract.

       Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan if the total of such credits reduces the carrying amount of the loan to an amount less than the collateral value. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

       ALLOWANCE FOR LOAN LOSSES:

       The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

       The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

       A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

       Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Association does not separately identify individual consumer and residential loans for impairment disclosures.

       PREMISES AND EQUIPMENT:

       Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

       OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

       Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale, are included in other expense.

       In accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," the Association classifies loans as in-substance repossessed or foreclosed if the Association receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

       INCOME TAXES:

       The Association recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Association's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

       EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN:

       In connection with its Executive Supplemental Retirement Plan, the Association established a Rabbi Trust to assist in the administration of the plan. The accounts of the Rabbi Trust are consolidated in the Association's financial statements. Any available-for-sale securities held by the Rabbi Trust are accounted for in accordance with SFAS No.
       115. Until the plan benefits are paid, creditors may make claims against the trust's assets if the Association becomes insolvent.

       FAIR VALUES OF FINANCIAL INSTRUMENTS:

       Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Association disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Association in estimating its fair value disclosures are as follows:

       Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

       Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

       Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

       Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

       Advanced payments by borrowers for taxes and insurance: The carrying amounts of advance payments by borrowers for taxes and insurance approximate their fair values.

       Federal Home Loan Bank advances: The fair value of Federal Home Loan Bank advances was determined by discounting the anticipated future cash payments by using the rates currently available to the Association for debt with similar terms and remaining maturities.

       Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

       RECENT ACCOUNTING PRONOUNCEMENTS:

       FASB has issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and rescinds SFAS Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure provisions are effective for fiscal years ending after December 15, 2000. The adoption of this Statement did not have a material impact on the Association's financial position or results of operations.

       In June 2001, the FASB issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Under Opinion 16, business combinations were accounted for using one of two methods, the pooling-of-interests method or the purchase method. All business combinations in the scope of SFAS No. 141 are to be accounted for using one method - the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

       The adoption of SFAS No. 141 did not have any effect on the Association's financial statements since it had no pending business combinations as of June 30, 2001 or as of the date of the issuance of these financial statements. If the Association consummates business combinations in the future, any such combinations that would have been accounted for by the pooling-of-interests method under Opinion 16 will be accounted for under the purchase method and the difference in accounting could have a substantial impact on the Association's financial statements.

       In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for required goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets." The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term "intangible assets" is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of."

       SFAS No. 142 provides that goodwill shall not be amortized. Goodwill is defined as the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. SFAS No. 142 further provides that goodwill shall be tested for impairment at a level of reporting referred to as a reporting unit. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.

       SFAS No. 142 is effective as follows:

             All of the provisions of SFAS No. 142 shall be applied in fiscal years beginning after December 15, 2001, to all goodwill and intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized.

       The Association does not expect that SFAS No. 142 will have any material effect on its financial statements.

       ADVERTISING COSTS:

       It is the Association's policy to expense advertising costs as incurred. Advertising and promotion expense is shown as a separate line item in the Statements of Income.

NOTE 3 - INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

Debt securities have been classified in the balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of March 31:

                                                                                    Gains In         Losses In
                                                                                   Accumulated      Accumulated
                                                                   Amortized          Other            Other
                                                                     Cost         Comprehensive    Comprehensive      Fair
                                                                     Basis            Income           Income         Value
                                                                --------------    -------------    -------------   ----------
                                                                                          (In Thousands)
March 31, 2002:
   Debt securities issued by the U.S. Treasury
     and other U.S. government corporations and
     agencies                                                         $  2,473        $     25       $     47       $  2,451
   Debt securities issued by states of the United
     States and political subdivisions of the states                     1,833            --              132          1,701
   Corporate debt securities                                               885            --               37            848
   Mortgage-backed securities                                           23,997              91             54         24,034
   Marketable equity securities (1)                                      8,589            --               21          8,568
                                                                      --------        --------       --------       --------
                                                                        37,777             116            291         37,602
   Money market mutual funds included in
     cash and cash equivalents                                          (1,437)           --             --           (1,437)
                                                                      --------        --------       --------       --------
                                                                      $ 36,340        $    116       $    291       $ 36,165
                                                                      ========        ========       ========       ========

March 31, 2001:
   U.S. Government and federal agency                                 $ 13,516        $     50       $   --         $ 13,566
   Mortgage-backed securities                                           15,754             142             19         15,877
   Marketable equity securities (2)                                      9,270            --                8          9,262
                                                                      --------        --------       --------       --------
                                                                        38,540             192             27         38,705
   Money market mutual funds included in
     cash and cash equivalents                                          (6,701)           --             --           (6,701)
                                                                      --------        --------       --------       --------
                                                                      $ 31,839        $    192       $     27       $ 32,004
                                                                      ========        ========       ========       ========

(1) Marketable equity securities as of March 31, 2002 consists of allocations of the money market and adjustable rate portfolios of Asset Management Fund, Inc.

(2) Marketable equity securities as of March 31, 2001 consists of allocations of the money market and adjustable rate mortgage portfolios of Asset Management Fund, Inc. and overnight investments with Morgan Keegan Company, Inc., and First Institutional Securities, L.L.C.

Mortgage-backed securities are insured or issued by Ginnie Mae, Freddie Mac and Fannie Mae or private issuers, substantially all of which are backed by fixed-rate mortgages.

The scheduled maturities of available-for-sale securities (other than equity securities) were as follows as of March 31, 2002:

                                                                      Fair
                                                                      Value
                                                                     -------
                                                                  (In Thousands)
Due after one year through five years                                $ 1,025
Due after five years through ten years                                 1,387
Due after ten years                                                    2,588
Mortgage-backed securities                                            24,034
                                                                     -------
                                                                     $29,034
                                                                     =======

Proceeds from sales of available-for-sale securities for the year ended March 31, 2002 were $10,861. Gross realized gains on those sales amounted to $107 and gross realized losses on those sales amounted to $8. Proceeds from sales of available-for-sale securities for the year ended March 31, 2001 were $398. Gross realized gains on those sales amounted to $1 and there were no realized losses.

The aggregate amortized cost basis and fair value of securities of issuers which exceeded 10% of capital were as follows as of March 31, 2002:

                                                                         Amortized
                                                                           Cost           Fair
                                                                           Basis          Value
                                                                         ---------       -------
                                                                              (In Thousands)
                         Issuer
       ------------------------------------------
       Allocations of Asset Management Fund, Inc.
         Adjustable Rate Mortgage Fund                                     $5,898         $5,878
         Money Market Fund                                                  1,435          1,435
         ULTRA Short Fund                                                   1,254          1,254
                                                                           ------         ------
                                                                           $8,587         $8,567
                                                                           ======         ======

NOTE 4 - LOANS

Loans consisted of the following as of March 31:

                                                                           2002              2001
                                                                        ---------         ---------
                                                                              (In Thousands)
Mortgage loans:
   Residential loans:
     One-to four-family                                                  $ 56,625          $ 51,308
     Multi-family                                                           5,348             5,347
   Commercial real estate                                                  10,222             5,947
   Construction loans                                                       2,436               920
                                                                         --------          --------
           Total mortgage loans                                            74,631            63,522
Consumer loans                                                              2,066             1,565
Commercial loans                                                            4,777             2,160
                                                                         --------          --------
                                                                           81,474            67,247
Deferred loan origination fees, net                                          (233)             (272)
Allowance for loan losses                                                    (773)             (603)
                                                                         --------          --------
           Loans, net                                                    $ 80,468          $ 66,372
                                                                         ========          ========

Certain directors and executive officers of the Association and companies in which they have significant ownership interest were customers of the Association during the year ended March 31, 2002. Total loans to such persons and their companies amounted to $1,997 as of March 31, 2002. During the year ended March 31, 2002 principal payments totaled $1,437 and advances amounted to $1,370.

Changes in the allowance for loan losses were as follows for the years ended March 31:

                                                                             2002              2001
                                                                           -------           -------
                                                                                 (In Thousands)
Balance at beginning of period                                              $ 603             $ 472
Provision for loan losses                                                     200               194
Recoveries of loans previously charged off                                   --                  14
Loans charged off                                                             (30)              (77)
                                                                            -----             -----
Balance at end of period                                                    $ 773             $ 603
                                                                            =====             =====

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of March 31:

                                                                                 2002                         2001
                                                                        -----------------------      -----------------------
                                                                        Recorded     Related         Recorded     Related
                                                                        Investment   Allowance       Investment   Allowance
                                                                        In Impaired  For Credit      In Impaired  For Credit
                                                                        Loans        Losses          Loans        Losses
                                                                        -----------  ----------      -----------  ----------
                                                                                           (In Thousands)
Loans for which there is a related allowance for credit losses              $ --        $--              $100        $  3

Loans for which there is no related allowance for credit losses               --                           --
                                                                            ----        ---              ----        ----

           Totals                                                           $ --        $--              $100        $  3
                                                                            ====        ===              ====        ====

Average recorded investment in impaired loans during the
   year ended March 31                                                      $ 59                         $ 97
                                                                            ====                         ====

Related amount of interest income recognized during the time, in the year ended March 31 that the loans were impaired

           Total recognized                                                 $  4                         $  8
                                                                            ====                         ====
           Amount recognized using a cash-basis method
              of accounting                                                 $  4                         $  7
                                                                            ====                         ====

NOTE 5 - PREMISES AND EQUIPMENT, NET

The following is a summary of premises and equipment as of March 31:

                                                                                           2002               2001
                                                                                         --------           --------
                                                                                                (In Thousands)
Land                                                                                      $    93            $    93
Buildings and building improvements                                                         1,437              1,232
Furniture, fixtures and equipment                                                           1,331              1,199
Leasehold improvements                                                                        382                374
Construction in process                                                                        --                 35
                                                                                          -------            -------
                                                                                            3,243              2,933
Accumulated depreciation and amortization                                                  (1,612)            (1,413)
                                                                                          -------            -------
                                                                                          $ 1,631            $ 1,520
                                                                                          =======            =======

NOTE 6 - DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100 or more was $11,420 and $11,260 as of March 31, 2002 and 2001, respectively. Deposits greater than $100 are not federally insured.

For time deposits as of March 31, 2002, the scheduled maturities for each of the following five years ended March 31, are:

                                                                  (In Thousands)
                  2003                                                $46,879
                  2004                                                 10,008
                  2005                                                  7,678
                  2006                                                  3,132
                  2007                                                    401
                                                                      -------
                                                                      $68,098
                                                                      =======

Deposits from related parties held by the Association as of March 31, 2002 and 2001 amounted to $673 and $496, respectively.

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston
(FHLB).

Maturities of advances from the FHLB for the years ending after March 31, 2002 are summarized as follows:

                                                                      AMOUNT
                                                                      ------
                                                                  (In Thousands)
                  2003                                                $1,280
                  2004                                                   812
                  2005                                                 2,344
                  2006                                                   878
                  2007                                                   794
                                                                      ------
                                                                      $6,108
                                                                      ======

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Advances are secured by the Association's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. government and agency obligations not otherwise pledged.

At March 31, 2002, the interest rates on FHLB advances ranged from 2.59% to 4.61%. At March 31, 2002, the weighted average interest rate on FHLB advances was 3.97%.

NOTE 8 - INCOME TAXES

The components of income tax expense are as follows for the years ended March
31:

                                                            2002          2001
                                                          --------      --------
                                                              (In Thousands)
Current:
   Federal                                                  $ 341         $ 245
   State                                                       57            25
                                                            -----         -----
                                                              398           270
                                                            -----         -----
Deferred:
   Federal                                                    (86)          (82)
   State                                                      (20)          (20)
                                                            -----         -----
                                                             (106)         (102)
                                                            -----         -----
     Total income tax expense                               $ 292         $ 168
                                                            =====         =====

The Association's provision for income taxes differs from the statutory Federal tax rate of 34% as follows for the years ended March 31:

                                                            2002          2001
                                                          --------      --------

Provision at statutory rate                                   34.0%        34.0%
Increase (decrease) in tax resulting from:
   Unallowable expenses and other adjustments                  0.6          0.4
   Nontaxable interest income                                 (1.4)          --
   Nontaxable life insurance income                           (5.0)        (9.4)
State tax, net of federal tax benefit                          2.6           .5
                                                              ----         ----
     Effective tax rates                                      30.8%        25.5%
                                                              ====         ====

The Association had gross deferred tax assets and gross deferred tax liabilities as follows as of March 31:

                                                                                             2002          2001
                                                                                             ----          ----
                                                                                               (In Thousands)
Deferred tax assets:
   Excess of allowance for loan losses over tax bad debt reserve                             $304          $240
   Deferred loan origination fees                                                              91           106
   Deferred compensation                                                                      113            79
   Net unrealized holding loss on available-for-sale securities                                68            --
                                                                                             ----          ----
           Gross deferred tax assets                                                          576           425
                                                                                             ----          ----

Deferred tax liabilities:
   Premises and equipment, principally due to differences in depreciation                     (25)          (30)
   Net unrealized holding gains on available-for-sale securities                               --           (63)
   Other                                                                                       (5)          (23)
                                                                                             ----          ----
           Gross deferred tax liabilities                                                     (30)         (116)
                                                                                             ----          ----
Net deferred tax assets                                                                      $546          $309
                                                                                             ====          ====

Based on the Association's historical and current pretax earnings and anticipated results of future operations, management believes the existing net deductible temporary differences will reverse during periods in which the Association will generate sufficient net taxable income, and that it is more likely than not that the Association will realize the net deferred tax assets existing as of March 31, 2002.

Legislation was enacted in 1996 to repeal most of Section 593 of the Internal Revenue Code pertaining to how a qualified savings institution calculates its bad debt deduction for federal income tax purposes. This repeal eliminated the percentage-of-taxable-income method to compute the tax bad debt deduction. Under the legislation, the recapture of the pre-1988 tax bad debt reserves has been suspended and would occur only under very limited circumstances. Therefore, a deferred tax liability has not been provided for this temporary difference. The Association's pre-1988 tax bad debt reserves which are not expected to be recaptured amount to $2,537. The potential tax liability on the pre-1988 reserves for which no deferred income taxes have been provided is approximately $988 as of March 31, 2002.

NOTE 9 - BENEFIT PLANS

The Association has a noncontributory defined benefit trusteed pension plan through the Financial Institutions Retirement Fund covering all eligible employees. The Association did not make any contributions to the plan during the years ended March 31, 2002 and 2001. The Association's plan is part of a multi-employer plan for which detail as to the Association's relative position is not readily determinable.

The Association also has a defined benefit pension plan, the Director Fee Continuation Plan, whose benefits are paid to present directors upon normal retirement. No new directors will participate in the plan. The maximum benefit under the plan for a director is $6 per year for ten years. The retirement plan has a projected benefit obligation of $127 and $109 as of March 31, 2002 and 2001, respectively. The Association has funded the plan through the purchase of life insurance policies under which the Association is the beneficiary. The cost of the retirement plan that was charged to expense during the years ended March 31, 2002 and 2001 was $23 and $23, respectively.

The Association sponsors a 401(k) Plan whereby the Association matches 50% of the first 6% of employee contributions. During the years ended March 31, 2002 and 2001 the Association contributed $28 and $29, respectively under this plan. Effective February 1, 2002, the Association amended the 401(k) Plan in its entirety into the Enfield Federal Savings and Loan Association Employees' Savings & Profit Sharing Plan and Trust. (the "401(k)")

Effective with the consummation of the reorganization of the Association described in Note 15, participants in the 401(k) Plan are permitted to direct that all or part of their interest in the 401(k) Plan be invested in shares of the common stock of New England Bancshares, Inc.

The Association provides term life insurance for two former employees and has agreed to provide the insurance until they attain the age of 65. The Association is not a beneficiary under the policies. Annual premiums are approximately $14.

The Association also provides limited medical benefits to three early retirees meeting certain service requirements and only during the period in which they are 62 to 65 years old. No other early retirees will be provided this benefit. The accumulated post retirement benefit obligation is immaterial as of March 31, 2002 and 2001. The expense of these benefits to the Association for the years ended March 31, 2002 and 2001 was approximately $18 and $14, respectively.

The Association has an Executive Supplemental Retirement Plan Agreement and a Life Insurance Endorsement Method Split Dollar Plan Agreement for the benefit of the President of the Association. The plan provides the President with an annual retirement benefit equal to $173 over a period of 180 months. Following the initial 180 month period, certain additional amounts may be payable to the President until his death based on the performance of the life insurance policies that the Association has acquired as an informal funding source for its obligation to the President. The income recorded on the life insurance policy amounted to $156 and $152 for the years ended March 31, 2002 and 2001, respectively. A periodic amount is being expensed and accrued to a liability reserve account during the President's active employment so that the full present value of the promised benefit will be expensed at his retirement. The expense of this plan to the Association for the years ended March 31, 2002 and 2001 was $68 and $56, respectively. The cumulative liability for this plan is reflected in other liabilities on the balance sheets as of March 31, 2002 and 2001 in the amounts of $161 and $94, respectively.

The Association formed a Rabbi Trust for the Executive Supplemental Retirement Plan. The Trust's assets consist of split dollar life insurance policies. The cash surrender values of the policies are reflected as an asset on the balance sheets. As of March 31, 2002 and 2001, total assets in the Rabbi Trust were $3,270 and $3,114, respectively.

The Association adopted the Enfield Federal Savings & Loan Association Supplemental Executive Retirement Plan (SERP) to be effective on the effective date of the Plan of Reorganization (see Note 15). The SERP provides restorative payments to executives designated by the Board of Directors who are prevented by certain provisions of the Internal Revenue Code from receiving the full benefits contemplated by other benefit plans. The Board of Directors has designated the President to participate in the Plan.

In connection with the reorganization, the Board of Directors of the Association has adopted an employee stock ownership plan ("the ESOP") for eligible employees of the Association. Eligible employees who are employed by the Association as of the closing date of the reorganization begin participating in the plan as of that date. Thereafter, new employees of the Association who have been credited with at least 500 hours of service with the Association during a six consecutive month period will be eligible to participate in the employee stock ownership plan as of the first entry date following their completion of the Plan's eligibility requirements.

NOTE 10 - REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), of Tier 1 capital (as defined) to adjusted total assets (as defined) and Tangible capital (as defined) to Tangible assets (as defined). Management believes, as of March 31, 2002 that the Association meets all capital adequacy requirements to which it is subject.

As of March 31, 2002, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 and Tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

The Association's actual capital amounts and ratios are also presented in the table.

                                                                                                    To Be Well
                                                                                                    Capitalized Under
                                                                           For Capital              Prompt Corrective
                                                        Actual             Adequacy Purposes:       Action Provisions:
                                                   ----------------        ------------------       ------------------
                                                   Amount     Ratio        Amount       Ratio       Amount       Ratio
                                                   ------     -----        ------       -----       ------       -----
                                                                     (Dollar Amounts in Thousands)
As of March 31, 2002:
   Total Capital (to Risk Weighted Assets)         $15,219    21.58%       $5,642    ****8.0%       $7,053    ****10.0%
   Core Capital (to Adjusted Tangible Assets)       14,446    10.59         5,459    ****4.0         6,823     ****5.0
   Tangible Capital (to Tangible Assets)            14,446    10.59         2,047    ****1.5           N/A         N/A
   Tier 1 Capital (to Risk Weighted Assets)         14,446    20.48           N/A        N/A         4,232     ****6.0

As of March 31, 2001:
   Total Capital (to Risk Weighted Assets)          14,407    24.04         4,794    ****8.0         5,992    ****10.0
   Core Capital (to Adjusted Tangible Assets)       13,804    11.26         4,903    ****4.0         6,129     ****5.0
   Tangible Capital (to Tangible Assets)            13,804    11.26         1,839    ****1.5           N/A         N/A
   Tier 1 Capital (to Risk Weighted Assets)         13,804    23.04           N/A        N/A         3,595     ****6.0

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

The Association is obligated under non-cancelable operating leases for banking premises and equipment expiring between fiscal year 2003 and 2012. The total minimum rental due in future periods under these existing agreements is as follows as of March 31, 2002:

           Year Ended March 31                                    (In Thousands)
           -------------------
                  2003                                                 $ 96
                  2004                                                   84
                  2005                                                   72
                  2006                                                   40
                  2007                                                   17
                  Thereafter                                             92
                                                                       ----
                    Total minimum lease payments                       $401
                                                                       ====

Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. Certain leases contain options to extend for periods from one to five years. The total rental expense amounted to $93 and $68 for the years ended March 31, 2002 and 2001, respectively.

On April 2, 2002, the Association entered into an agreement to purchase real estate in Manchester, Connecticut for purposes of a branch office. The total purchase price was $500.

NOTE 12 - FINANCIAL INSTRUMENTS

The Association is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

_________________
**** greater than or equal to

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Association to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Of the total standby letters of credit outstanding as of March 31, 2002, $10 are secured by deposits at the Association.

The following are carrying amounts and estimated fair values of the Association's financial assets and liabilities as of March 31:

                                                                              2002                          2001
                                                                    ------------------------        ----------------------
                                                                    Carrying      Estimated         Carrying    Estimated
                                                                     Amount       Fair Value         Amount     Fair Value
                                                                    --------      ----------        --------    ----------
                                                                                         (In Thousands)
Financial assets:
   Cash and cash equivalents                                        $ 12,472        $ 12,472        $ 17,759      $ 17,759
   Available-for-sale securities                                      36,165          36,165          32,004        32,004
   Federal Home Loan Bank stock                                          820             820             820           820
   Loans, net                                                         80,468          81,593          66,372        67,056
   Accrued interest receivable                                           395             395             478           478

Financial liabilities:
   Deposits                                                          114,998         116,522         108,478       109,753
   Advanced payments by borrowers for taxes and insurance                266             266             174           174
   Federal Home Loan Bank advances                                     6,108           6,038            --            --

The carrying amounts of financial instruments shown in the above tables are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of March 31:

                                                             2002         2001
                                                            ------       ------
                                                              (In Thousands)
Commitments to originate loans                              $  688       $1,418
Standby letters of credit                                       10           40
Unadvanced portions of loans:
   Construction                                                427          698
   Home equity                                                 727          346
   Commercial lines of credit                                1,528          214
                                                            ------       ------
                                                            $3,380       $2,716
                                                            ======       ======

Commitments to purchase securities on a when issued basis totaled $500 and $3,436 as of March 31, 2002 and 2001, respectively.

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

The Association has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

NOTE 13 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Association's business activity is with customers located within Connecticut. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Association's loan portfolio is comprised of loans collateralized by real estate located in the state of Connecticut.

NOTE 14 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

NOTE 15 - PLAN OF REORGANIZATION

On November 13, 2001, the Board of Directors of the Association adopted Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance (the "Plan"). The Plan was amended by the Board on February 11, 2002. Pursuant to the Plan, the Association reorganized from a federally chartered mutual savings and loan association into a mutual holding company structure under the laws of the United States of America and the regulations of the Office of Thrift Supervision ("OTS"). As part of the Reorganization and the Plan, the Association converted to stock form (the "Stock Savings Association") and established a federal mutual holding company known as Enfield Mutual Holding Company (the "MHC") and New England Bancshares, Inc. (the "Holding Company") as a federal corporation. The Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Stock Savings Association is a wholly owned subsidiary of the Holding Company. Concurrently with the Reorganization, the Holding Company offered for sale 45% of its common stock on a priority basis to qualifying depositors and the Tax-Qualified Employee Stock Benefit Plans of the Association. The Reorganization was consummated on June 4, 2002.

The costs associated with the Plan as of March 31, 2002 were deducted from the proceeds from the sale and issuance of stock.

The Holding Company will not be able to declare or pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause the regulatory capital of the Association to be reduced below the amount required under OTS rules and regulations.